EXHIBIT 10.4

30699 Russell Ranch Road, Suite 140, Westlake Village, CA 91362

September 11, 2019

Timothy K. Andrews

Re:	Retention Bonus

Dear Tim:

As you know, the board of directors (the “Board”) of Sienna Biopharmaceuticals, Inc. (the “Company”) may authorize the Company to proceed with a chapter 11 bankruptcy (the “Reorganization”). In connection with the Reorganization, we are offering you the ability to earn a one-time retention bonus in the amount of $201,204, which represents 40% of your annual compensation, subject to the terms of this letter (the “Retention Bonus”).

In the event you provide an executed copy of this letter to the Company, the Retention Bonus will be paid to you, less required tax withholding and authorized deductions, on September 13, 2019 (the “Payment Date”). Notwithstanding the foregoing, you acknowledge and agree that the Retention Bonus will not be fully earned until the completion of the Reorganization and will only be fully earned as of the completion of the Reorganization if you remain in continuous employment with the Company through such date. In the event you voluntarily terminate employment with the Company without Good Reason or the Company terminates your employment for Cause (as each term is defined in Exhibit A), in each case, prior to the dates set forth below, you hereby agree to repay to the Company the unearned portion of the Retention Bonus that you received net of taxes and other withheld amounts. The Retention Bonus will be earned in four equal installments as follows:

•	25% of the Retention Bonus will be earned if you remain employed with the Company through the Payment Date;

•

25% of the Retention Bonus will be earned if you remain employed with the Company through the 45th day following the date the Company files a bankruptcy petition in a U.S. Bankruptcy Court (the “Petition Date”);

•	25% of the Retention Bonus will be earned if you remain employed with the Company through the 90th day following the Petition Date; and

•

25% of the Retention Bonus will be earned if you remain employed with the Company through the earlier of (i) the closing of a sale of all or substantially all of the Company’s assets or (ii) the effective date of a confirmed chapter 11 plan (the “Completion Date”).

Notwithstanding such schedule, 100% of the Retention Bonus will be deemed earned in the event (i) you remain continuously employed through the Completion Date, or (ii) your employment with the Company is terminated by the Company without Cause or your resign for Good Reason, in each case, subject to your delivery to the Company of a general release of claims against the Company and its affiliates in a form acceptable to the Company that becomes effective and irrevocable within 60 days following such termination of employment (the “Release Condition”). In the event the Release Condition is not timely satisfied, your employment with the Company will be deemed to have been terminated with Cause for the purposes of the Retention Bonus and any unearned portion of the Retention Bonus will be subject to repayment as provided in this letter.

This letter sets forth the entire agreement between you and the Company regarding the subject matter contained herein and supersedes all prior agreements we may have had in respect of the subject matter contained herein, other than the incentive bonus letter that you entered into with the Company on or around the date hereof. Nothing contained in this letter shall (a) confer upon you any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of your employment by the Company. This letter may only be modified or amended pursuant to a written agreement signed by you and a duly-authorized officer of the Company.

(Signature Page Follows)

To indicate your acceptance of the terms of this letter, please sign, date and return a copy of it to the Company.

Sincerely,

SIENNA BIOPHARMACEUTICALS, INC.

By:	/s/ Frederick C. Beddingfield, III
Name: Frederick C. Beddingfield, III
Title: President and Chief Executive Officer

Accepted and Agreed:

/s/ Timothy K. Andrews
Timothy K. Andrews

Date: September 11, 2019

Exhibit A

For the purposes of the letter, Cause and Good Reason have the meanings set forth below.

“Cause” means any one of the following: (i) your willful or reckless violation of any applicable material law or regulation respecting the business of the Company; (ii) your conviction of, or plea of nolo contendere to, a non-vehicular felony or other crime involving moral turpitude; (iii) any act of dishonesty, fraud, or misrepresentation in relation to your duties to the Company which act is materially and demonstrably injurious to the Company; (iv) your willful and repeated failure to perform in any material respect your duties; (v) your failure to attempt in good faith to implement a clear and reasonable directive from your supervisor or to comply with any of the Company’s policies and procedures which failure is either material or occurs after written notice from the Board; (vi) any act of gross misconduct which is materially and demonstrably injurious to the Company; or (vii) your breach of fiduciary duty owed to the Company; provided that in the cases of (iv)-(vii), you are given written notice within 15 days’ notice of the occurrence and an opportunity to cure any such failure that is subject to cure, including a reasonable opportunity to present to the Board your position regarding any dispute relating to the existence of such failure (other than on account of disability).

“Good Reason” means any one of the following: (i) the material reduction of your base salary, (ii) the material reduction of your duties and responsibilities (including material reduction in status, material reduction in offices and/or a requirement to report to any person or entity that is at a level lower than the level of your direct supervisor as of the date of this letter), (iii) the Company’s material breach of your employment agreement with the Company, or (iv) the relocation of your principal place of employment that increases your one-way commute by more than 35 miles, provided, that, in each case, you will not be deemed to have Good Reason unless (x) you first provide the Board with written notice of the condition giving rise to Good Reason within 30 days of its initial occurrence, (y) the Company fails to cure such condition within 30 days after receiving such written notice (the “Cure Period”), and (z) your resignation based on such Good Reason is effective within 30 days after the expiration of the Cure Period.